Exhibit 99.1

SAFEGUARD SCIENTIFICS ANNOUNCES SECOND QUARTER 2023 FINANCIAL RESULTS

Conference call and webcast on August 10, 2023 at 5 p.m. ET

Radnor, PA, August 10, 2023 — Safeguard Scientifics, Inc. (NASDAQ:SFE) (“Safeguard” or the “Company”) today announced financial results for the three and six months ended June 30, 2023.

SECOND QUARTER 2023 HIGHLIGHTS

●	Financial Results
o	Cash, cash equivalents and restricted cash totaled $15.1 million at June 30, 2023.
o	The carrying value of the Company’s ownership interests totaled $13.0 million at June 30, 2023. The total cost of the Company’s ownership interests was $138.4 million.
o	Net loss for the three months ended June 30, 2023 was $2.9 million, or $0.18 per share, as compared with a net income of $0.5 million, or $0.03 per share, for the same period in 2022.
o	Net loss for the six months ended June 30, 2023 was $6.3 million, or $0.39 per share, as compared with a net loss of $6.2 million, or $0.38 per share, for the same period in 2022.

●	Exits & Deployments
o	Safeguard deployed $3.0 million to Prognos as part of a financing round consisting of existing and new investors.
o

Safeguard received $0.4 million of cash proceeds from the secondary sale of a subordinated promissory note issued by Aktana. In a separate transaction, Aktana completed a recapitalization transaction in which Safeguard declined to participate resulting in Safeguard having no remaining material ownership position in Aktana.

o

Subsequent to the quarter, Trice Medical completed a recapitalization transaction in which Safeguard declined to participate that resulted in Safeguard retaining a small, subordinated debt position and a di minimis ownership interest.

●	Safeguard Company Performance
o

The aggregate trailing twelve-month revenues ending March 31, 2023 for six of Safeguard’s companies, which excludes the Other Ownership Interests, was $95 million, an increase of 12.8% from the comparable prior period.

●	Operating Costs
o

General and administrative expenses totaled $1.2 million for the quarter ended June 30, 2023 as compared to $1.1 million for the comparable period of 2022, a 3.5% increase. General and administrative expenses were $2.4 million for the six-month periods ended June 30, 2023 and 2022.

o

Safeguard also continued to lower its corporate expenses[1], which totaled $0.7 million for the quarter ended June 30, 2023, as compared to $0.8 million for the comparable period of 2022, a decrease of 12.2%. Corporate expenses were $1.5 million for the six months ended June 30, 2023 as compared to $1.7 million for the comparable period of 2022.

1 Corporate expenses are general and administrative expenses excluding depreciation, severance, stock-based compensation and other non-recurring items.  See full reconciliation in the financial section of this statement

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●	Outlook
o

Safeguard is no longer in discussions regarding a potential strategic transaction with the counterparty it disclosed last quarter due to, among other things, certain valuation, tax and structural issues that were fundamental to the transaction.  While other strategic transactions could still be considered, Safeguard is currently planning to return excess cash to shareholders in Q4 2023.

o

Excess cash represents cash on hand less the amounts required to be retained to support the operations of the Company, satisfy its liabilities and pay one-time costs incurred as a result of pursuing this strategy. While subject to change, and assuming a substantial reduction in operational costs as noted below, the excess cash is currently estimated to be approximately half of our cash balance in Q4 2023.

o

In addition, in order to substantially reduce its ongoing operating costs, Safeguard is exploring delisting from Nasdaq and becoming a non-reporting company, which would be subject to shareholder approval.

o

Safeguard estimates that the exit values from the remaining portfolio companies, assuming normal conditions and ordinary course exits, would range between $25 million and $45 million over the next two years.

o	Safeguard’s year to date follow on deployments in the portfolio totals $3.3 million and we do not expect to make additional deployments to the portfolio.
o	Safeguard will continue to closely manage corporate expenses for the remainder of 2023. We expect to be below $3.0 million, the low end of the range previously estimated for the year.

“While we are disappointed that our strategic process did not result in a transaction, we are working diligently on a plan to return excess cash to our shareholders in Q4 2023, materially reduce our ongoing operating costs, and allow the remaining portfolio companies to exit over the next two years,” said Eric C. Salzman, Chief Executive Officer.

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OWNERSHIP INTERESTS AT JUNE 30, 2023

Companies	Category	Acquisition Year	Primary Ownership%	Fully Diluted Ownership% **	Carrying Value (in millions)	Cost (in millions)

	Revenue of $5 million to $10 million
Moxe	Healthcare	2016	19.3%	18.0%	5.8	7.5
	Revenue of $10 million to $20 million
Clutch Holdings, Inc.	Digital Media	2013	41.7%	33.3%	1.5	18.3
InfoBionic, Inc.	Healthcare	2014	25.2%	22.1%	-	22.0
Syapse, Inc.	Healthcare	2014	11.0%	8.8%	-	26.6
Prognos Health, Inc. +	Healthcare	2011	19.4%	17.8%	4.5	17.6
	Revenue of $20 million to $30 million

meQuilibrium ++	Healthcare	2015	31.3%	21.1%	-	14.5
Trice Medical, Inc. *	Healthcare	2014	11.6%	8.7%	-	12.2
	Other Ownership Interests
All others	Various				1.2	19.7
				TOTAL:	$13.0	$138.4

* Subsequent to the quarter, Trice Medical completed a recapitalization transaction resulting in Safeguard retaining a small subordinated debt position and a di minimis ownership interest.

+ Company dropped into a lower revenue category this quarter.

++ Company progressed into a higher revenue category this quarter.

** Based on information provided by each respective company. Assumes the conversion or exercise of all currently outstanding securities including the issuance of all shares available under authorized employee equity programs. Does not reflect liquidation preferences, priority payments, proceeds from option and/or warrant exercises or other company-specific transaction-related obligations in a liquidation or exit transaction.

CONFERENCE CALL AND WEBCAST DETAILS

Please call 10-15 minutes prior to the call to register.

Date: August 10, 2023

Time: 5:00 p.m. ET

Webcast: https://www.webcast-eqs.com/register/safeguardscientific081023/en

Live Number: 877-407-0989

Speakers: Chief Executive Officer, Eric C. Salzman; and Senior Vice President and Chief Financial Officer, Mark A. Herndon

Format: Discussion of the second quarter’s financial results followed by Q&A

The replay will be available at Safeguard.com’s investor relations site under “Past events”. For more information please contact IR@safeguard.com.

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About Safeguard Scientifics

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns, Safeguard’s initiatives, including, without limitation, taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. Further information on the above risk factors and other potential factors that could affect our future business, operating results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2022 and other periodic filings with the Securities and Exchange Commission, including risks under the heading “Risk Factors.” The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

###

SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com

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Safeguard Scientifics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2023	December 31, 2022
Assets
Cash, cash equivalents, restricted cash and marketable securities	$15,112	$19,312
Ownership interests	—	860
Other current assets	1,615	1,251
Total current assets	16,727	21,423
Ownership interests in and advances	12,972	14,545
Other assets	1,383	1,724
Total Assets	$31,082	$37,692

Liabilities and Equity
Other current liabilities	$1,256	$1,817
Total current liabilities	1,256	1,817
Lease liability - non-current	1,013	1,249
Other long-term liabilities	50	50
Total equity	28,763	34,576
Total Liabilities and Equity	$31,082	$37,692

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Safeguard Scientifics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating expenses	$1,186	$1,146	$2,371	$2,380
Operating loss	(1,186)	(1,146)	(2,371)	(2,380)
Other income (loss), net	(166)	30	(175)	(1,967)
Interest, net	249	145	523	246
Equity income (loss), net	(1,759)	1,454	(4,323)	(2,125)
Net income (loss) before income taxes	(2,862)	483	(6,346)	(6,226)
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(2,862)	$483	$(6,346)	$(6,226)
Net income (loss) per share:
Basic	$(0.18)	$0.03	$(0.39)	$(0.38)
Diluted	$(0.18)	$0.03	$(0.39)	$(0.38)
Weighted average shares used in computing income (loss) per share:
Basic	16,143	16,356	16,108	16,468
Diluted	16,143	16,356	16,108	16,468

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Safeguard Scientifics, Inc.

Financial Data

(in thousands)

Additional Financial Information

Non-GAAP Measures

In discussing financial results and guidance, the Company refers to the measure "corporate expenses" which is not in accordance with Generally Accepted Accounting Principles (GAAP). We use this non-GAAP financial measure internally to make operating and strategic decisions, including evaluating our overall performance and as a factor in determining compensation for certain employees. We have defined corporate expenses as general and administrative costs excluding stock based compensation, severance costs, and non-recurring items and other.  Non-recurring items and other includes accruals related to the Company's LTIP plan that will not be paid until reaching a specified threshold within that plan as well as costs incurred for exploring strategic alternatives. We believe presenting this non-GAAP financial measure provides additional information to facilitate comparison of our historical operating costs and their trends, and provides additional transparency on how we evaluate our cost structure. We also believe presenting this measure allows investors to view our performance using the same measure that we use in evaluating our performance and trends.

Corporate expenses reconciliation:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Corporate expenses	$730	$831	$1,521	$1,676
Stock based compensation	278	262	570	576
Non-recurring items and other	178	53	280	128
General and administrative expenses	$1,186	$1,146	$2,371	$2,380

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